Exhibit 10.54

FIRST LEASE EXTENSION

This First Lease Extension (“First Lease Extension”) to that certain Lease dated May 14, 2003 by and between Renault & Handley Employees Investment Co. (“Lessor”) and Durect Corporation, a Delaware corporation (“Lessee”) for the Premises located at 10260 Bubb Road, Cupertino, California (collectively hereinafter the “Lease”) is dated December 15, 2008, with reference to the following facts:

RECITALS

WHEREAS, on September 2, 2008 Lessee exercised its Option to Extend for an additional five (5) year term as set forth in paragraph 36 of the Lease agreement.

WHEREAS, Lessor and Lessee wish to set a new rent schedule for the Option Period.

WHEREAS, provided that the Lessee is not in default under the Lease after applicable notice and cure periods, and has faithfully performed its obligations under the Lease, Lessor hereby grants Lessee a Second Option to Extend (“Second Option to Extend”) for one additional five (5) year term commencing March 1, 2014 and terminating February 28, 2019 (“Second Option Period”) on all the same terms and conditions of the Lease excepting the Base Monthly Rent which shall be at ninety five percent (95%) of the then-current fair market rental value for the Premises as improved (“FMV”). Lessee shall exercise its Second Option To Extend by giving written notice to Lessor of its intent to do so not less than three (3) months nor more than six (6) months prior to the Second Option Period.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.	Recitals: The recitals set forth above are incorporated by reference into this First Lease Extension as though set forth at length.

2.	Term: The Lease is hereby extended for a period of five (5) years, commencing on March 1, 2009 and terminating February 28, 2014 (the “Option Period”).

3.	Rent: Base Monthly Rent shall be abated for the month of March, 2009. Commencing on April 1, 2009 and on the first day of each and every succeeding month to and including February 1, 2010 Thirty Five Thousand Seven Hundred Seventy Eight and No/100ths Dollars ($35,778.00) shall be due. Commencing on March 1, 2010 and on the first day of each and every succeeding month to and including February 1, 2011 Thirty Seven Thousand Five Hundred Sixty Three and No/100ths Dollars ($37,563.00) shall be due. Commencing March 1, 2011 and on the first day of each and every succeeding month to and including February 1, 2012 Thirty Eight Thousand Seven Hundred Eighty Four and No/100ths Dollars ($38,784.00) shall be due. Commencing March 1, 2012 and on the first day of each and every succeeding month to and including February 1, 2013 Forty Thousand Forty Five and No/100ths Dollars ($40,045.00) shall be due. Commencing March 1, 2013 and on the first day of each and every succeeding month to and including February 1, 2014 Forty One Thousand Three Hundred Forty Six and No/100ths Dollars ($41,346.00) shall be due.

4.	Tenant Improvements: Lessor shall, at its sole expense, replace the existing Boiler/Pump system, as well as the Chiller/Condenser system upon commencement of the Option Period per the attached Exhibits A1 and A2. In addition, not later than March 1, 2010, the Lessor shall, at its sole expense, replace the A/C units identified in the attached Exhibit B as #’s 1,2,3,4,5,A,B,C,D, and F, as well as Air Handler #1. Lessor shall reserve the right to use its own contractor to perform the installation of the mechanical equipment provided the scope is identical to that presented in the attached Exhibits Al, A2 and Exhibit B.

Lessor agrees that it shall use its best efforts to perform the aforementioned mechanical installations such that Lessee will experience minimal disruption to its business operations and Lessor shall accordingly schedule such installations over the initial twelve (12) months of the Option Period. Lessor agrees that its work of Tenant Improvements under this paragraph 4 relating to the installation of mechanical equipment will not cause any replacement expenses for which Lessor will seek reimbursement from Lessee. Furthermore, Lessor and Lessee shall agree to split 50/50 (not to exceed $75,000 to Lessee) all costs associated with installing the 480 volt electrical service to the Premises as outlined in the attached Exhibit C1 and C2, which installation shall commence upon full execution of this First Lease Extension. Lessor shall also reserve the right to use a contractor of its selection provided the scope is identical to that presented in the attached Exhibit C1 and C2. Lessor shall pay the contractor directly and submit an invoice to Lessee for its share of the cost upon completion of the contract. Lessee shall reimburse Lessor within thirty (30) days of receipt of such invoice.

5.	Security Deposit: Lessor shall retain the existing Security Deposit as security for the full and faithful performance of each and every term, condition, covenant and provision of the Lease, as may be extended.

6.	Late Charges: Paragraph 19 of the Lease is changed to add the following:

Notwithstanding the foregoing, Lessor will not assess a late charge until Lessor has given written notice of such late payment for the first late payment in any twelve (12) month period and after Lessee has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred.

7.	Taxes: Paragraph 21 of the Lease is changed to add the following: Lessee shall have the right, at no cost to Lessor, to seek a Prop. 8 adjustment in the assessed value if Lessee deems it appropriate.

8.	Notices: The notice address for Lessee shall be:

Durect Corporation

2 Results Way

Cupertino, CA 95014-5952

9.	Full Force & Effect: As of the date hereof, the Lease is in full force and effect. Hereafter, the term “Lease” shall mean the Lease as extended by this First Lease Extension.

10.	Entirety: Except as provided in this First Lease Extension, the Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Moreover, no subsequent change or modification of the Lease, as extended, shall be binding unless in writing and fully executed by Lessor and Lessee.

11.	Miscellaneous: All capitalized terms not defined herein shall have the same meanings ascribed to them in the Lease. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this First Lease Extension shall be resolved in favor of the terms and provisions of this First Lease Extension. This First Lease Extension may be executed and delivered in any number of counterparts, including delivery by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.	Authority: Lessor and Lessee each represent and warrant to the other that it has full authority to enter into and perform this First Lease Extension without the consent or approval of any other person or entity including, without limitation, any mortgagees, partners, ground lessors, or other superior interest holders or interested parties. Each person signing this First Lease Extension on behalf of Lessor or Lessee represents and warrants that he or she has the full and complete authority, corporate, partnership or otherwise, to bind Lessor or Lessee, as the case may be, to this First Lease Extension.

IN WITNESS THEREOF, Lessor and Lessee have executed this First Lease Extension as of the date set forth above.

Lessee:		Lessor:

Durect Corporation		Renault & Handley Employees Investment Co.

A Delaware corporation

By:	/s/ Paula Mendenhall	By:	/s/ Geordie McKee
Its:	EXEC VP, OPERATIONS	Its:	PRES.
Date:	24 FEB 2009	Date:	2/25/09

EXHIBITS